  As filed pursuant to Rule 424(b)(5)
  Registration No. 333-230742
PROSPECTUS SUPPLEMENT NO. 2
(to Prospectus dated April 24, 2019)
Up to $4,000,000
Common Stock

This prospectus supplement number 2 and the accompanying base prospectus, which together we sometimes refer to as the prospectus, relate to the offer and sale, from time to time, of shares of our common stock having an aggregate gross sales price of up to $4,000,000 through A.G.P./Alliance Global Partners, or A.G.P., acting as our sales agent, in accordance with the terms of a sales agreement we have entered into with A.G.P. This prospectus supplement number 2 is being filed solely to reflect the reduced aggregate gross sales price that may be sold under this prospectus supplement and the accompanying base prospectus.
Pursuant to General Instruction I.B.6 of Form S-3, so long as our public float remains below $75,000,000, in no event will we sell securities with a value of more than one-third of our public float in any 12-month period under the registration statement of which this prospectus is a part. We have sold approximately $527,000 of securities pursuant to General Instruction I.B.6 to Form S-3 during the 12 calendar month period that ends on and includes the date of this prospectus supplement.
Our common stock is listed on The Nasdaq Capital Market under the symbol “TTNP.” The last reported sale price of our common stock on The Nasdaq Capital Market on August 6, 2019 was $1.07 per share.
Investing in our common stock involves a high degree of risk. Please read the information contained in and incorporated by reference under the heading “Risk Factors” on page S-4 of this prospectus supplement, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement and the accompanying prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.
A.G.P.
The date of this prospectus supplement is August 7, 2019